Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of February 27, 2020, Altra Industrial Motion Corp.’s (“we,” “us”, “our”, “Altra”) common stock, par value $0.001 per share, is our only class of securities registered under Section 12 of the Securities Exchange Act of 1934.

Description of Capital Stock

The rights of our stockholders are governed by Delaware law, our second amended and restated certificate of incorporation (as amended and as may be further amended from time to time), and our second amended and restated bylaws (as may be amended from time to time).

The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of our second amended and restated certificate of incorporation (as amended) and second amended and restated bylaws, and any further amendments thereto. Our second amended and restated certificate of incorporation and our second amended and restated bylaws are incorporated by reference as exhibits to this Annual Report on Form 10-K.

General

As of the date of this document, our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. The issued and outstanding shares of our common stock are fully paid and nonassessable. A description of the material terms and provisions of our second amended and restated certificate of incorporation (as amended) affecting the relative rights of the common stock and any preferred stock is set forth below.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted for action by the stockholders. The holders of our common stock have the exclusive right to vote for the election of our directors. There is no provision for cumulative voting with respect to the election of directors. Accordingly, a holder of more than 50% of the shares of our common stock can, if it so chooses, elect all of our directors. In that event, the holders of the remaining shares will not be able to elect any directors.

Dividend Rights

All shares of our common stock are entitled to share equally in any dividends our board of directors may declare from legally available sources, subject to the terms of any outstanding preferred stock.

Liquidation Rights

Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, all shares of our common stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of our debts and liabilities and the payment of all liquidation and other preference amounts, including any then-outstanding preferred stock.

Other Matters

The holders of our common stock have no preemptive or conversion rights, and our common stock is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without any further vote or action by the stockholders, to issue up to 10,000,000 shares of our preferred stock in one or more series and to fix the preferences, limitations, and rights of the shares of each series, including: dividend rates; conversion rights; voting rights; terms of redemption and liquidation preferences; redemption prices; and the number of shares constituting each series. There are currently no shares of preferred stock outstanding.

Certain Certificate of Incorporation and Bylaws Provisions

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees or other matters properly brought by a stockholder under Rule 14a-8 promulgated under the Exchange Act.

No Action without Meeting

Our certificate of incorporation and bylaws provide that action required or permitted to be taken by our stockholders at any special or annual meeting of stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu of a duly called meeting.

Special Meetings

Our certificate of incorporation and bylaws provide that, except as otherwise required by statute or future rights, if any, of the holders of any series of preferred stock, special meetings of the stockholders may only be called by our board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting of shares.

Delaware Anti-Takeover Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203;

•

the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before the date of the business combination or the date such stockholder became an interested stockholder, as applicable;

•

upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors and also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Limitation of Officer and Director Liability and Indemnification Arrangements

Our certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law.

Delaware law permits corporations to adopt provisions in their certificate of incorporation providing that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. Our certificate of incorporation and bylaws also generally provide that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing, or any other proceeding by reason of the fact that he or she is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him or her in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

Further, we have entered into indemnification agreements with our directors and certain of our officers which require us, among other things, to indemnify them against certain liabilities to the fullest extent permitted by law which may arise by reason of the directors’ or officers’ status or service as a director or officer. We also maintain director and officer liability insurance. These charter and bylaw provisions, provisions of Delaware law, and indemnification agreements may have the effect of delaying, deterring, or preventing a change of control of Altra.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the trading symbol “AIMC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.